Exhibit 99.1

TapImmune Appoints Michael J. Loiacono as Chief Financial Officer

Accomplished Financial Director & CFO of Public Companies

August 25, 2016, Jacksonville, FL,, TapImmune Inc. (OTCMKTS: TPIV), a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease, is pleased to announce the appointment of Michael J. Loiacono as its Chief Financial Officer and Chief Accounting Officer. Mr. Loiacono will also act as Corporate Secretary and Treasurer. Mr. Loiacono has served an advisory role as a finance consultant to TapImmune since March 2016.

Mr. Loiacono served as CFO of Global Axcess Corporation, a publicly-traded company, from 2006-2013 where he was responsible for the overall strategy of the company including capital raises, mergers & acquisitions, corporate finance, treasury, accounting and investor relations. Upon the acquisition of Global Axcess by FCTI, Inc., he was responsible for the company’s strategic development including new products and services, entrance into new markets and maximizing gross and net revenues. In 2009, he was named “Jacksonville Florida Ultimate CFO of the year” by the Jacksonville Business Journal.

Prior to Global Axcess/FCTI Mr. Loiacono held various positions of increasing responsibility in finance management through several private and publicly-traded organizations. He has a degree in Business Management from Rutgers University, Business School, NJ.

Dr. Glynn Wilson, Chairman & CEO of TapImmune, stated, “We welcome Mr. Loiacono to a key position in the TapImmune management team. As an advisor to the Company, Mr. Loiacono has clearly demonstrated his financial skills and ability to professionally lead our finance and accounting functions consistent with our projected up-list to the Nasdaq National Markets”.

“It’s truly an exciting opportunity to join an industry-leader like TapImmune and be a part of the management team,” said Mr. Loiacono, “The Company has become a leader in the area of immuno-oncology as a result of innovative science, passionate employees and talented researchers. I look forward to working with this fantastic team as we continue to forge ahead in this very important industry and bring increased value to our shareholders.”

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastatic disease. The Company’s peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACTS:

TapImmune Inc.,

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541